Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2010 RESULTS;

PROVIDES 1st QUARTER, AND UPDATED FULL YEAR 2011 OUTLOOK

Boca Raton, Florida, February 24, 2011

SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2010. Highlights of the results include:

•	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 13.3%

•	Tower Cash Flow growth of 14.2%

•	Net loss decreased from $43.6 million to $38.6 million

•	Adjusted EBITDA growth of 15.9%

•	Equity Free Cash Flow Per Share growth of 26.2%

Operating Results

Total revenues in the fourth quarter of 2010 were $165.5 million compared to $145.0 million in the year earlier period, an increase of 14.2%. Site leasing revenue of $140.1 million was up 13.3% over the year earlier period. Site leasing Segment Operating Profit of $110.4 million was up 15.6% over the year earlier period. Site leasing contributed 97.1% of the Company’s total Segment Operating Profit in the fourth quarter of 2010. Site development revenues were $25.4 million in the fourth quarter of 2010 compared to $21.3 million in the year earlier period, a 19.2% increase. Site development Segment Operating Profit Margin was 12.8% in the fourth quarter of 2010 compared to 12.2% in the year earlier period.

Tower Cash Flow for the fourth quarter of 2010 was $111.2 million, a 14.2% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2010 was 80.3% compared to 79.5% in the year earlier period.

Net loss for the fourth quarter of 2010 was $38.6 million compared to $43.6 million in the year earlier period. Net loss attributable to SBA Communications Corporation for the fourth quarter of 2010 was $39.2 million or $(0.34) per share compared to $43.5 million or $(0.37) per share in the year earlier period.

Adjusted EBITDA in the fourth quarter of 2010 was $102.7 million compared to $88.7 million in the year earlier period, an increase of 15.9%. Adjusted EBITDA Margin was 62.7% in the fourth quarter of 2010 compared to 61.6% in the year earlier period.

Net Cash Interest Expense was $37.5 million in the fourth quarter of 2010 compared to $37.3 million in the year earlier period.

Equity Free Cash Flow for the fourth quarter of 2010 was $61.4 million compared to $48.8 million in the year earlier period, an increase of 25.8%. Equity Free Cash Flow Per Share was $0.53 for the fourth quarter of 2010 compared to $0.42 per share in the year earlier period, an increase of 26.2%.

“We had a strong finish to 2010 in the fourth quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers were very busy improving and expanding their wireless networks, and as a result we had a very good quarter for both our leasing and services businesses. We expect customer activity to remain strong through 2011 in all of the markets in which we are operating. Because of our positive expectations around customer activity and organic growth, we intend to continue investing in our business. We believe 2011 will be another year where we grow our asset portfolio materially, and the foundation for that growth is already in place. We expect the combination of strong organic growth and material portfolio growth will once again allow SBA to post material growth in revenue, adjusted EBITDA and equity free cash flow per share for 2011.”

Investing Activities

As of December 31, 2010 SBA owned 9,111 towers, and managed or leased approximately 5,300 actual or potential additional communication sites. During the fourth quarter of 2010, SBA purchased 405 towers and the rights to manage additional communication sites for approximately $147.8 million in cash (exclusive of any working capital adjustments). SBA also built 41 towers and decommissioned 40 towers during the fourth quarter of 2010. In addition, the Company spent $10.0 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the fourth quarter of 2010 were $175.3 million, consisting of $2.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $172.5 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to December 31, 2010, the Company acquired 123 towers and related assets and liabilities from third party sellers for an aggregate consideration of $63.6 million in cash. The Company has agreed to purchase an additional 154 towers for an aggregate amount of $70.7 million. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2011.

Financing Activities and Liquidity

SBA ended the fourth quarter with $3.1 billion of total debt (recorded on the Company’s balance sheet at a discounted carrying value of $2.8 billion), $0.1 billion of cash and cash equivalents, short-term restricted cash and short-term investments and $3.0 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.2x and 2.8x, respectively. As of December 31, 2010, SBA had $20.0 million outstanding under the 2010 Credit Facility with a weighted average interest rate for the amounts borrowed of 2.15%. As of December 31, 2010, the availability under the 2010 Credit Facility was $480.0 million.

In the fourth quarter, SBA repurchased 278,750 shares of its common stock for $10.3 million in cash, at the average price per share of $37.09, and has remaining authorization to repurchase an additional $140.9 million of its common stock under its current $250.0 million common stock repurchase plan.

Outlook

The Company is providing its first quarter 2011 Outlook, and updating its Full Year 2011 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2011 Outlook is based on the following assumptions: (1) 9% organic leasing revenue growth on owned towers, (2) new tower builds in the U.S. and internationally of 390 to 410 towers in 2011 for the Company’s ownership, (3) the acquisition of only those tower assets under contract at the time of this press release, and (4) no additional stock repurchases. The Company intends to spend additional capital in 2011 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2011 guidance.

	Quarter ending March 31, 2011			Full Year 2011
	($’s in millions)
Site leasing revenue	$144.5	to	$146.5	$599.0	to	$609.0
Site development revenue	$20.0	to	$22.0	$85.0	to	$95.0
Total revenues	$164.5	to	$168.5	$684.0	to	$704.0
Tower Cash Flow	$114.0	to	$116.0	$469.0	to	$484.0
Adjusted EBITDA	$104.0	to	$106.0	$430.0	to	$447.0
Net cash interest expense (1)	$37.0	to	$38.0	$149.0	to	$153.0
Cash taxes paid	$0.9	to	$1.3	$4.0	to	$6.0
Non-discretionary cash capital expenditures (2)	$2.5	to	$3.5	$10.0	to	$14.0
Equity Free Cash Flow (3)	$61.2	to	$65.6	$257.0	to	$284.0
Discretionary cash capital expenditures (4)	$130.0	to	$140.0	$230.0	to	$250.0

(1)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.

(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, February 25, 2011 at 10:00 AM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 25, 2011 at 10:00 AM (EST)
Dial-in number:	(800) 230-1951
Conference call name:	SBA Fourth Quarter Results
Replay:	February 25, 2011 at 1:00 PM through March 11, 2011 at 11:59 PM
Number:	(800) 475-6701
Access Code:	190732
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity for the full year 2011, (ii) the Company’s financial and operational guidance for the first quarter of 2011 and full year 2011, including its expectations regarding equity free cash flow per share in 2011, (iii) the Company’s sources and uses of liquidity and (iv) the Company’s expectations regarding tower acquisitions and tower portfolio growth and its belief that pending acquisitions will close by the end of the second quarter of 2011. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2010. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 390 to 410 towers in 2011. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” Please refer to the Company’s Form 8-K filed with the Commission on February 24, 2011 for a more detailed explanation of why management believes they are useful in managing the Company.

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the fiscal year ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Site leasing	$140,054	$123,636	$535,444	$477,007
Site development	25,443	21,343	91,175	78,506

Total revenues	165,497	144,979	626,619	555,513

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	29,628	28,115	119,141	111,842
Cost of site development	22,183	18,729	80,301	68,701
Selling, general and administrative (1)	14,978	14,346	58,209	52,785
Acquisition related expenses	3,428	2,164	10,106	4,810
Asset impairment	5,862	3,884	5,862	3,884
Depreciation, accretion and amortization	72,723	65,687	278,727	258,537

Total operating expenses	148,802	132,925	552,346	500,559

Operating income	16,695	12,054	74,273	54,954

Other income (expense):
Interest income	63	206	432	1,123
Interest expense	(37,524)	(37,537)	(149,921)	(130,853)
Non-cash interest expense	(15,334)	(14,470)	(60,070)	(49,897)
Amortization of deferred financing fees	(2,207)	(2,465)	(9,099)	(10,456)
Loss from extinguishment of debt, net	(6)	(1,472)	(49,060)	(5,661)
Other (expense) income	(73)	74	29	163

Total other expense	(55,081)	(55,664)	(267,689)	(195,581)

Loss from operations before provision for income taxes	(38,386)	(43,610)	(193,416)	(140,627)
Provision for income taxes	(195)	(2)	(1,005)	(492)

Net loss	(38,581)	(43,612)	(194,421)	(141,119)
Net (income) loss attributable to noncontrolling interest	(580)	100	(253)	248

Net loss attributable to SBA Communications Corporation	$(39,161)	$(43,512)	$(194,674)	$(140,871)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	(0.34)	(0.37)	(1.68)	(1.20)

Weighted average number of common shares	114,866	116,928	115,591	117,165

(1)

Includes non-cash compensation of $2,638 and $2,274 for the three months ended December 31, 2010 and 2009, respectively, and $10,312 and $8,008 for the years ended December 31, 2010 and 2009, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$64,254	$161,317
Restricted cash	29,456	30,285
Short-term investments	4,016	5,352
Accounts receivable, net of allowance of $263 and $350 in 2010 and 2009, respectively	18,784	19,644
Other current assets	30,217	20,240

Total current assets	146,727	236,838

Property and equipment, net	1,534,318	1,496,938
Intangible assets, net	1,500,012	1,435,591
Other long-term assets	219,118	144,279

Total assets	$3,400,175	$3,313,646

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt, net	$—	$28,648
Accounts payable and accrued expenses	33,276	37,329
Accrued interest	32,293	35,551
Other current liabilities	65,015	57,197

Total current liabilities	130,584	158,725

Long-term liabilities:
Long-term debt, net	2,827,450	2,460,402
Other long-term liabilities	112,008	94,570

Total long-term liabilities	2,939,458	2,554,972

Redeemable noncontrolling interests	13,023	—

Shareholders’ equity	317,110	599,949

Total liabilities and shareholders’ equity	$3,400,175	$3,313,646

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,581)	$(43,612)
Depreciation, accretion, and amortization	72,723	65,687
Non-cash interest expense	15,334	14,470
Loss from extinguishment of debt, net	6	1,472
Other non-cash items reflected in the Statements of Operations	10,365	8,935
Accrued interest	7,580	8,755
Other changes in operating assets and liabilities	(8,628)	(5,950)

Net cash provided by operating activities	58,799	49,757

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(156,630)	(126,179)
Capital expenditures	(18,650)	(12,637)
Purchase of investments	(940)	—
Sales and maturities of investments	660	980
Proceeds from disposition of fixed assets	12	90
Payment of restricted cash related to tower removal obligations	—	(31)

Net cash used in investing activities	(175,548)	(137,777)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/stock option plans	3,647	4,077
Payment on the extinguishment of CMBS Certificates	—	(34,301)
Repurchase and retirement of common stock	(10,345)	(1,721)
Release (payment) of restricted cash relating to CMBS Certificates	667	(3,750)
Payments of financing fees	(87)	(811)
Payment on the extinguishment of convertible debt	(30,409)	—
Borrowings on the 2010 Credit Facility	20,000	—
Net proceeds from the settlement of convertible note hedges	8,497	—
Purchase of redeemable noncontrolling interests	(8,203)	—

Net cash used in financing activities	(16,233)	(36,506)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(132,982)	(124,526)
CASH AND CASH EQUIVALENTS:
Beginning of period	197,236	285,843

End of period	$64,254	$161,317

	For the three months ended December 31, 2010	For the fiscal year ended December 31, 2010
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$13,387	$46,938

Operating tower expenditures:
Tower upgrades/augmentations	2,469	9,448
Maintenance/improvement capital expenditures	2,225	8,158

	4,694	17,606

General corporate expenditures	569	2,074

Total capital expenditures	$18,650	$66,618

Non-GAAP Financial Measures

This press release includes disclosures regarding our Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, Tower Cash Flow, Tower Cash Flow Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Equity Free Cash Flow, Equity Free Cash Flow Per Share, Net Debt, Leverage Ratio and Secured Leverage Ratio, which are non-GAAP financial measures. These non-GAAP measures are not intended to be alternative measures of performance as determined in accordance with GAAP. Rather, they are presented as additional information because management believes that these measures are indicators of the performance of our core operations.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended December 31,		For the three months ended December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Segment revenue	$140,054	$123,636	$25,443	$21,343
Segment cost of revenues (excluding depreciation, accretion and amortization):	(29,628)	(28,115)	(22,183)	(18,729)

Segment operating profit	$110,426	$95,521	$3,260	$2,614

Segment operating profit margin	78.8%	77.3%	12.8%	12.2%

Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments.

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended December 31,
	2010	2009
	(in thousands)
Site leasing revenue	$140,054	$123,636
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(29,628)	(28,115)

Site leasing segment operating profit	110,426	95,521
Non-cash straight-line leasing revenue	(1,516)	(1,093)
Non-cash straight-line ground lease expense	2,321	2,963

Tower Cash Flow	$111,231	$97,391

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended December 31,
	2010	2009
	(in thousands)
Site leasing revenue	$140,054	$123,636
Non-cash straight-line leasing revenue	(1,516)	(1,093)

Site leasing revenue minus non-cash straight-line leasing revenue	$138,538	$122,543

Tower Cash Flow	$111,231	$97,391

Tower Cash Flow Margin	80.3%	79.5%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2010	2009
	(in thousands)
Net loss	$(38,581)	$(43,612)
Interest income	(63)	(206)
Interest expense (1)	55,065	54,472
Depreciation, accretion, and amortization	72,723	65,687
Provision for taxes (2)	723	671
Asset impairment	5,862	3,884
Loss from extinguishment of debt, net	6	1,472
Acquisition related expenses	3,428	2,164
Non-cash compensation	2,696	2,327
Non-cash straight-line leasing revenue	(1,516)	(1,093)
Non-cash straight-line ground lease expense	2,321	2,963
Other expense (income)	73	(74)

Adjusted EBITDA	$102,737	$88,655

Annualized Adjusted EBITDA (3)	$410,948	$354,620

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2010 and December 31, 2009, these amounts included $528 and $669, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2010	2009
	(in thousands)
Total revenues	$165,497	$144,979
Non-cash straight-line leasing revenue	(1,516)	(1,093)

Total revenues minus non-cash straight-line leasing revenue	$163,981	$143,886

Adjusted EBITDA	$102,737	$88,655

Adjusted EBITDA Margin	62.7%	61.6%

Equity Free Cash Flow and Equity Free Cash Flow Per Share

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended December 31, 2010 and 2009 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended December 31,
	2010	2009
	(in thousands)
Adjusted EBITDA	$102,737	$88,655
Net cash interest expense	(37,461)	(37,331)
Non-discretionary cash capital expenditures	(2,794)	(2,306)
Cash taxes paid	(1,038)	(173)

Equity Free Cash Flow	$61,444	$48,845

Weighted average number of common shares	114,866	116,928

Equity Free Cash Flow Per Share - basic	$0.53	$0.42

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

December 31, 2010
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000

Total secured debt	1,230,000

1.875% Convertible Senior Notes (carrying value of $463,970)	550,000
4.0% Convertible Senior Notes (carrying value of $368,463)	500,000
2016 Senior Notes (carrying value of $372,889)	375,000
2019 Senior Notes (carrying value of $372,128)	375,000
2010 Credit Facility	20,000

Total unsecured debt	1,820,000

Total debt	$3,050,000

Leverage Ratio

Total debt	$3,050,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(97,726)

Net debt	2,952,274

Divided by: Annualized Adjusted EBITDA	$410,948

Leverage Ratio	7.2x

Secured Leverage Ratio

Total secured debt	$1,230,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(97,726)

Net Secured Debt	$1,132,274

Divided by: Annualized Adjusted EBITDA	$410,948

Secured Leverage Ratio	2.8x

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